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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2000, except for the third paragraph of
Note 8, as to which the date is March 3, 2000, in Post-effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-91619) and related Prospectus of MD2patient, Inc., for the registration of up to 34,000,000 shares of Series B Convertible Preferred Stock, 4,000,000 Warrants to purchase shares of Series A Convertible Preferred Stock and 2,000,000 shares of Series A Convertible Preferred Stock.


                                                           /s/ Ernst & Young LLP


Nashville, Tennessee
August 31, 2000